Exhibit 10.23

GENERATION BIO CO.

Non-Employee Director Compensation Program

Under Generation Bio Co.’s (the “Company”) non-employee director compensation program, the Company pays its non-employee directors an annual fee. Each non-employee director receives an annual fee for service on the Company’s board of directors (the “Board”) and for service on each committee on which the director is a member, as well as additional fees for service as chairman of the Board or chairman of each committee. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment shall be prorated for any portion of such quarter that the director was not serving on the Board, and are as follows:

	Member Annual Fee	Chairman Additional Annual Fee
Board of Directors	$40,000	$30,000
Audit Committee	$7,500	$7,500
Talent Committee	$7,500	$7,500
Nominating and Corporate Governance Committee	$4,000	$4,000

The Company also reimburses its non-employee directors for reasonable travel and other expenses incurred in connection with attending its Board and committee meetings.

In addition, under the Company’s non-employee director compensation program, each non-employee director receives, upon his or her initial election to the Board, an automatic grant of a stock option under the Company’s 2020 Stock Incentive Plan (the “2020 Plan”) to purchase 30,000 shares of the Company’s common stock. Subject to the non-employee director’s continued service as a director, the option will vest with respect to 1/36 of the shares at the end of each successive month following the grant date until the third anniversary of the grant date.

Each non-employee director who has served on the Board for at least six months as of an annual meeting of stockholders will receive an automatic grant of a stock option under the 2020 Plan to purchase 15,000 shares of the Common Stock on the date of each such annual meeting of stockholders. Unless otherwise provided at the time of grant, subject to the non-employee director’s continued service as a director, the option will vest with respect to 100% of the shares on the earlier of the first anniversary of the grant date and the date of the annual meeting of stockholders in the year immediately following the year in which the option was granted.

All options issued to the Company’s non-employee directors under its non-employee director compensation program will become exercisable in full upon a change in control of the Company. The exercise price of these options will be equal to the closing price of the Company’s common stock on the date of grant as reported on The Nasdaq Global Select Market.

Effective January 1, 2021